Exhibit 99.1

       Alliance Semiconductor Reports Financial Results for the
            Second Fiscal Quarter Ended September 30, 2004

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Oct. 21, 2004--Alliance
Semiconductor Corporation (Nasdaq:ALSC) today reported financial results for the second fiscal quarter of 2005 ended September 30, 2004.

    Second Quarter Highlights

    -- Increased Analog and Mixed Signal revenues by 9% on a sequential basis

    -- Introduced 30 new products into the Analog and Mixed Signal market

    --  Completed rollout of DDR1 products

    --  Expanded the Zero Delay Buffer offering to over 150 devices

    -- Analog and Mixed Signal business unit achieved 24 design wins during the quarter

    --  Initial design win for our JTAG controller products

    --  Introduced a family of Dual-Port memory products

    -- Earned an additional 15 design wins for Synchronous SRAM family

    The Company reported revenues of $5.5 million, compared to $7.1 million in the previous quarter and $5.6 million for the second fiscal quarter of 2004. Revenue from the non-memory business units represented approximately 52% of total revenue, compared to 39% in the previous quarter.
    Net loss for the second quarter was $10.1 million or ($0.29) per share, compared to a net loss of $6.6 million or ($0.19) per share for the previous quarter, and a net loss of $4.5 million or ($0.13) per share for the second fiscal quarter of 2004.
    Operating expenses for the quarter were $8.4 million, compared to $8.0 million in the previous quarter and $11.0 million for the second quarter of fiscal 2004.
    Alliance CEO and President Dan Reddy said, "While our 2005 second quarter results were disappointing, due in large part to a lower level of turns in our SRAM business than we had previously forecasted, we are encouraged by the performance of our Analog and Mixed Signal Business unit, which grew 9 percent sequentially in the face of challenging market conditions. In addition, our Systems Solutions business unit continued to generate design wins with new products, setting the stage for renewed revenue growth in the next year. We remain committed to transitioning the focus of our business to our highly differentiated Analog and Mixed Signal products and System Solutions offerings as we continue to execute our long term plan towards diversification and growth."

    Business Summary

    During the quarter, Alliance announced the availability of its 9-Mb synchronous dual-port family of devices. The Alliance 9-Mb synchronous devices operate at 200MHz making them suitable for high-performance designs that require shared memory devices such as wireless base stations, network switches and routers, as well as other networking, storage and RAID applications. These devices represent the first member of a growing family of dual-port memory from Alliance.
    Alliance also announced the availability of its el-EMI-nator(TM) Series of Clock Synthesis solutions, which allows designers to select from a wide series of configurations, while reducing electromagnetic interference (EMI) at the clock source. Alliance's el-EMI-nator Series currently consists of 12 devices with frequency ranges from 6 - 50MHz, and a variety of frequency deviations and modulation rates. Designed specifically for very low power applications where battery life and physical space requirements are indeed an issue, these devices typically consume as little as 8 microamps in standby mode, and typically less than 4mA operating. In addition to the very low power consumption, the family is available in the absolute smallest footprint in the industry today using 6-lead TSOT23 packages with a maximum of 1.0mm height, fitting the very small footprint requirements for applications like MP3 players, PDAs, and other hand held devices and products.
    Additionally, the Company announced the availability of its ASM5P230X and ASM5P23S0X family of zero delay buffers (ZDB). The devices enable designers to more effectively plan and optimize clock timing and clock tree distribution in networking, embedded, industrial, instrumentation, ATE and consumer PC systems. Alliance's zero delay buffers are designed specifically for managing the distribution of a wide range of clock frequencies. The devices' variable delay provides system designers with complete flexibility in system timing and planning. Additionally, they enable operation and verification by allowing zero delay adjustment (ZDA) for system functionality and performance under various spread spectrum clock
(SSC) and non-SSC schemes.
    Also in the quarter, Alliance announced that it continues to be a leader in the industry in offering environmentally safe and lead-free compliant products across its entire product portfolio. Alliance has developed a strategy to ensure the production of environmentally friendly products. The company is fully committed to supporting the reduction of hazardous substances (RoHS) and is fully committed to comply with its requirements. Alliance is working diligently to deploy the various phases of this plan, including the implementation of a lead-free plating process and lead-free solder balls, as well as the utilization of green materials that are consistent with the company's external assembly subcontractors.
    Lastly, the Company announced that it has successfully attained ISO 9001:2000 certification. This certification recognizes that the company continues to operate to a world class Quality Management System (QMS). In order to achieve this certification, Alliance's QMS underwent and passed a rigorous and comprehensive audit by SGS Systems and Services, which concluded that Alliance was in conformance to the standard in all criteria, and had, or was in the process of implementing industry leading "best practices" in all areas of the company.

    Second Quarter 2005 Financial Results Web Cast and Conference Call

    Alliance President and Chief Executive Officer Dan Reddy and Chief Financial Officer Ron Shelton will host a conference call to discuss the company's earnings and operations at 5:00 p.m. Eastern Time. Investors and other interested parties are invited to participate in the call by dialing 866-800-8651 and entering the pass code 13945518 at least 10 minutes prior to the start of the call. Additionally, investors may also take advantage of a live audio web cast of the call available through the investor relations section of the Alliance website at www.alsc.com.

    About Alliance

    Alliance Semiconductor Corporation (Nasdaq:ALSC) is powering every application with high performance solutions for the communications, computing and consumer electronics markets. Utilizing advanced process technologies and design expertise, Alliance provides leading OEMs with a broad portfolio of complementary technologies including analog and mixed-signal products, chip-to-chip connectivity products, networking controllers and high-performance memories. Alliance addresses the complete needs of system developers by leveraging its proprietary advances in Electromagnetic Interference (EMI) reduction, power management and timing technology, HyperTransport(TM) I/O connectivity and specialized memory solutions for next-generation applications. Founded in 1985, Alliance is headquartered in Santa Clara, Calif., with design centers in Bangalore and Hyderabad, India. The company is publicly traded and included in the S&P 600 Index. Additional information is available on the Alliance website at: http://www.alsc.com.

    Forward Looking Statements

    Except for historical information, the above statements of this press release are forward-looking statements, including, for example, statements relating to Alliance's revenue outlook and the performance of its business units. Forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. These risks and uncertainties include such factors, among others, as further significant price erosion of the Company's products; continued significantly decreased demand and increased competitive environment for the Company's products; the Company's potential status as an Investment Act of 1940 reporting company; obsolescence of the Company's products; further accumulation of excess inventory or price erosion or obsolescence of existing inventory, any of which may result in charges against the Company's earnings; inability to timely ramp up production of and deliver new or enhanced products; inability to successfully recruit and retain qualified technical and other personnel; adverse developments in current or future litigation or administrative proceedings; further diminution in value of investments made by Alliance or by Alliance Venture Management, LLC; cancellation of orders in the Company's backlog and the risk factors listed in the Company's Form 10-K filed on June 10, 2004 and Form 10-Q filed on August 5, 2004 which have been filed with the Securities and Exchange Commission, and which are available through the Company's home page, www.alsc.com. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statement is based.



                  ALLIANCE SEMICONDUCTOR CORPORATION

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                               (unaudited)             (unaudited)

                           Three Months Ended      Six Months Ended
                              September 30,          September 30,
                        ----------------------- ----------------------
                             2004      2003        2004       2003
                        ----------- ---------    --------- ---------

Net revenues                $5,535    $5,561      $12,671   $10,635

Cost of revenues             8,476     4,218       16,036     7,463
                        ----------- ---------    --------- ---------
Gross profit (loss)         (2,941)    1,343       (3,365)    3,172
                        ----------- ---------    --------- ---------

Operating expenses:

 Research and development    5,116     6,472        9,856    13,071

 Selling, general and
  administrative             3,268     4,479        6,531     8,471
                        ----------- ---------    --------- ---------

Total operating expenses     8,384    10,951       16,387    21,542
                        ----------- ---------    --------- ---------

Loss from operations       (11,325)   (9,608)     (19,752)  (18,370)

Gain (loss) on investments   1,861     4,725        5,249     5,071

Writedown of marketable
 securities and venture
 investments                     0      (555)           0      (958)

Loss in investees accounted
 for under the equity
 method                     (3,817)   (4,539)      (7,458)  (10,036)

Other expense, net          (1,063)   (2,028)      (1,320)   (2,939)
                        ----------- ---------    --------- ---------

Loss before income taxes
 and minority interest
 in consolidated
 subsidiaries              (14,344)  (12,005)     (23,281)  (27,232)

Provision (benefit) for
 income taxes               (4,158)   (7,372)      (6,418)   (9,090)
                        ----------- ---------    --------- ---------

Income (loss) before
 minority interest in
 consolidated
 subsidiaries              (10,186)   (4,633)     (16,863)  (18,142)

Minority interest in
 consolidated
 subsidiaries                   39        93           83       571
                        ----------- ---------    --------- ---------

Net income (loss)         ($10,147)  ($4,540)    ($16,780) ($17,571)
                        =========== =========    ========= =========

Net income (loss) per
 share:

      Basic                 ($0.29)   ($0.13)      ($0.47)   ($0.50)
                        =========== =========    ========= =========

      Diluted               ($0.29)   ($0.13)      ($0.47)   ($0.50)
                        =========== =========    ========= =========

Weighted average number
 of common shares:

      Basic                 35,353    35,033       35,339    35,011
                        =========== =========    ========= =========

      Diluted               35,353    35,033       35,339    35,011
                        =========== =========    ========= =========


                  ALLIANCE SEMICONDUCTOR CORPORATION

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                              (unaudited)

                                            September        March
                                               2004           2004
                                          ------------- -------------
                 ASSETS

Current assets:

   Cash and cash equivalents                   $2,889        $6,107

   Short term investments                     104,489       159,778

   Accounts receivable, net                     2,325         4,081

   Inventory                                   11,423        11,609

   Related Party receivable                       329           264

   Other current assets                         2,147         2,847
                                           ------------- -------------
             Total current assets             123,602       184,686

Property and equipment, net                     5,135         6,161

Investment in Tower Semiconductor Corporation  21,208        21,208
  (excluding short term portion)

Alliance Ventures LP and other
 investments                                   33,413        36,082

Other non-current assets                       10,557        12,665
                                           ------------- -------------
             Total assets                    $193,915      $260,802
                                           ============= =============


   LIABILIITES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable and accrued liabilities   $10,765       $12,287

   Income taxes payable                        31,026        33,766

   Deferred income taxes                       18,018        38,921

   Short term borrowings and current portion
   of long term obligations                        15            33
                                           ------------- -------------
        Total current liabilities              59,824        85,007

Long term liabilities:

   Long term obligations                          208           241
                                           ------------- -------------
        Total liabilities                      60,032        85,248
                                           ------------- -------------

Minority interest in consolidated
 subsidiaries                                     718           832
                                           ------------- -------------

Stockholders' equity:

   Common stock                                   437           435

   Additional paid-in capital                 132,801       132,146

   Retained earnings                          (10,682)        6,099

   Accumulated other comprehensive income      10,609        36,042
                                           ------------- -------------
        Total stockholders' equity            133,165       174,722
                                           ------------- -------------
                                             $193,915      $260,802
                                           ============= =============

    CONTACT: Alliance Semiconductor Corporation
             Ron Shelton, 408-855-4958
             rshelton@alsc.com
             or
             Shelton Investor Relations
             Investor Contact
             Barry Sievert, 972-239-5119 Ext 134
             bsievert@sheltongroup.com